Exhibit 99.1

Duluth Holdings Inc. Announces Fourth Quarter and Fiscal 2021 Financial Results

Full Year Net Sales increase 9.4% to $698.6 million

Full Year diluted EPS of $0.90 increase 117% compared to 2020 and 55% compared to 2019

Full year positive free cash flow of $81.6 million1

Fourth quarter Net Sales increase 5.8% to $270.8 million; diluted EPS of $0.53

MOUNT HOREB, WI - March 10, 2022 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a growing lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal fourth quarter and fiscal year ended January 30, 2022.

Highlights for the Fourth Quarter Ended January 30, 2022

•	Net sales increased 5.8% to $270.8 million compared to $256.0 million in the prior-year fourth quarter
•	Gross margin increased to 53.8% compared to 53.0% in the prior-year fourth quarter
•	Operating income decreased 20.6% to $24.3 million, or 9.0% of net sales, compared to $30.5 million, or 11.9% of net sales in the prior-year fourth quarter
•	Net income was $17.4 million, or $0.53 per diluted share, compared to $21.8 million, or $0.67 per diluted share in the prior-year fourth quarter
•	Adjusted EBITDA[2] decreased 14.1% to $33.0 million compared to $38.5 million in the prior-year fourth quarter

Highlights for the Fiscal Year Ended January 30, 2022

•	Net sales increased 9.4% to $698.6 million compared to $638.8 million in the prior year
•	Gross margin increased to 54.0% compared to 51.9% in the prior year
•	Operating income increased 82.1% to $44.1 million, or 6.3% of net sales, compared to $24.2 million, or 3.8% of net sales in the prior year
•	Net income was $29.7 million, or $0.90 per diluted share, compared to $13.6 million, or $0.42 per diluted share in the prior year
•	Adjusted EBITDA[2] increased 41.6% to $77.4 million compared to $54.7 million in the prior year
•	Free Cash Flow[1] was $81.6 million compared to $38.5 million in the prior year

1See Reconciliation of Net cash provided by operating activities to Free Cash Flow in the accompanying financial tables.

2See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Management Commentary

President and CEO, Sam Sato commented, “2021 was a year of evolution for Duluth Trading as we embarked on a journey to position our business to better compete and enable long term growth. Our record results, including sales of $698 million, Adjusted EBITDA of $77.4 million, EPS of $0.90 and free cash flow of nearly $82 million showcases the tremendous progress we’ve made on seizing market growth opportunities.”

“Our company’s mission has long been grounded in the belief that there’s always a better way and we have never been more confident in our ability to execute our Big Dam Blueprint as we march to our goal of $1 billion in sales.  I’d like to thank all our team members for an outstanding year in serving our customers at the highest levels and contributing to our record results,” Sato concluded.

Operating Results for the Fourth Quarter Ended January 30, 2022

Net sales increased 5.8% to $270.8 million, compared to $256.0 million in the same period a year ago. Retail store net sales increased by 32.8% to $91.1 million, a significant increase over last year’s fourth quarter when store traffic continued to be adversely affected by the pandemic. Direct-to-consumer net sales declined 4.1% to $179.7 million compared to the fourth quarter last year when online shopping was boosted by heavier discounts and customer store traffic was light due to Covid concerns. For a more normalized comparison, direct-to-consumer net sales increased 5.7% compared to the fourth quarter of fiscal 2019.

Net sales in store markets increased 10.8%, to $186.3 million, compared to $168.1 million in the same period a year ago. The increase was driven by a continued ramp up in store traffic and positive conversion trends as compared to the prior year. Net sales in non-store markets decreased 3.7%, to $82.5 million, compared to $85.6 million in the same period a year ago.

Men’s apparel net sales increased 7.0% and Women’s apparel net sales decreased 3.7%. The increase in Men’s apparel net sales was due to strength in core year-round items. The decrease on Women’s apparel net sales was primarily attributed to inventory delays resulting in gaps in woven tops.

Gross profit increased 7.4% to $145.7 million, or 53.8% of net sales, compared to $135.7 million, or 53.0% of net sales, in the corresponding prior-year period. Despite expensing approximately $6 million of expedited freight costs in the current quarter, the gross margin rate increased due to a higher mix of full price sales from lower clearance inventory and successfully dialing back promotion activity.

Selling, general and administrative expenses increased 15.5% to $121.4 million, compared to $105.1 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses increased to 44.9%, compared to 41.1% in the corresponding prior-year period.

The increase in selling, general and administrative expenses was primarily due to increased advertising expense as we purposely pulled back in the prior year due to our uncertainty about customer demand resulting from the pandemic, coupled with higher personnel costs and elevated outside services costs in part due to progressing on initiatives tied to the Big Dam Blueprint.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $77.1 million, net working capital of $106.5 million, no outstanding Duluth Trading bank debt, and $15.1 million of fiscal 2021 capital expenditures.

Fiscal 2022 Outlook

As uncertainties related to COVID-19 begin to slowly decline, the Company expects to see steady improvement in demand in fiscal 2022. The Company provided the following fiscal 2022 outlook:

•	Net sales in the range of $730 million to $755 million
•	Adjusted EBITDA[1] in the range of $84 million to $88 million
•	EPS in the range of $0.93 to $1.02 per diluted share
•	Capital expenditures, inclusive of software hosting implementation costs, of approximately $57 million

1See Reconciliation of forecasted net income to forecasted EBITDA and forecasted EBITDA to forecasted Adjusted EBITDA in the accompanying financial tables.

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday,  March 10, 2022 at 9:30 am Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through March 17, 2022: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 9177748
•	Live and archived webcast: ir.duluthtrading.com

Investors can pre-register for the earnings conference call to expedite their entry into the call and avoid waiting for a live operator. To pre-register for the call, please visit https://dpregister.com/sreg/10163846/f1726fbbce and enter your contact information. You will then be issued a personalized phone number and pin to dial into the live conference call. Investors can pre-register any time prior to the start of the conference call.

About Duluth Trading

Duluth Trading is a growing lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com/

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA),  Free Cash Flow and Forecasted Adjusted EBITDA. See attached table “Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months and fiscal year ended January 30, 2022, versus the three months and fiscal year ended January 31, 2021, “Free Cash Flow” as a liquidity measure for the fiscal years ended January 30, 2022 and January 31, 2021 and “Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA” for a forecasted reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the fiscal year ended January 29, 2023.

Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.

Management believes Free Cash Flow is a useful measure of performance as an indication of an organization’s financial strength and provides additional perspective on the ability to efficiently use capital in executing growth strategies. Free Cash Flow is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and the ability to generate cash. Free Cash Flow is defined as net cash provided by operating activities less purchase of property and equipment and capital contributions towards build-to-suit stores.

The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such measurements are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein, including statements under the heading “Fiscal 2022 Outlook” are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “forecasted,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under Part 1, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2021 and other factors as may be periodically described in Duluth Trading’s subsequent filings with the SEC. These risks and uncertainties include, but are not limited to, the following: the prolonged effects of COVID-19 on store traffic and disruptions to our distribution network, supply chains and operations; our ability to maintain and enhance a strong brand image; effectively adapting to new challenges associated with our expansion into new geographic markets; generating adequate cash from our existing stores to support our growth; effectively relying on sources for merchandise located in foreign markets; transportation delays and interruptions, including port congestion; inability to timely and effectively obtain shipments of products from our suppliers and deliver merchandise to our customers; the inability to maintain the performance of a maturing store portfolio; the impact of changes in corporate tax regulations; identifying and responding to new and changing customer preferences; the success of the locations in which our stores are located; our ability to attract and retain customers in the various retail venues and locations in which our stores are located; competing effectively in an environment of intense competition; our ability to adapt to significant changes in sales due to the seasonality of our business; price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold in global market constraints; increases in costs of fuel or other energy, transportation or utility costs and in the costs of labor and employment; failure of our information technology systems to support our current and growing business, before and after our planned upgrades; and other factors that may be disclosed in our SEC filings or otherwise. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com

(Tables Follow)

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DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	January 30, 2022	January 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$77,051	$46,584
Receivables	5,455	2,820
Inventory, net	122,672	149,052
Prepaid expenses & other current assets	17,333	10,203
Prepaid catalog costs	10	1,014
Total current assets	222,521	209,673
Property and equipment, net	110,078	124,237
Operating lease right-of-use assets	120,911	117,490
Finance lease right-of-use assets, net	50,133	53,468
Available-for-sale security	6,554	6,111
Other assets, net	5,353	3,961
Total assets	$515,550	$514,940
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$45,402	$33,647
Accrued expenses and other current liabilities	47,504	37,686
Income tax payable	6,814	7,579
Current portion of operating lease liabilities	12,882	11,050
Current portion of finance lease liabilities	2,701	2,629
Current maturities of Duluth long-term debt	—	2,500
Current maturities of TRI long-term debt[1]	693	623
Total current liabilities	115,996	95,714
Operating lease liabilities, less current portion	107,094	104,287
Finance lease liabilities, less current portion	40,267	43,299
Duluth long-term debt, less current maturities	—	45,750
TRI long-term debt, less current maturities[1]	26,608	27,229
Deferred tax liabilities	2,867	8,200
Total liabilities	292,832	324,479
Treasury stock	(1,002)	(628)
Capital stock	95,515	92,875
Retained earnings	130,868	101,166
Accumulated other comprehensive income	489	48
Total shareholders' equity of Duluth Holdings Inc.	225,870	193,461
Noncontrolling interest	(3,152)	(3,000)
Total shareholders' equity	222,718	190,461
Total liabilities and shareholders' equity	$515,550	$514,940

1Represents debt of the variable interest entity, TRI Holdings, LLC, that is consolidated in accordance with ASC 810, Consolidation. Duluth Trading Company is not the guarantor nor the obligor of this debt.

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Fiscal Year Ended
	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021
Net sales	$270,761	$255,960	$698,584	$638,783
Cost of goods sold (excluding depreciation and amortization)	125,056	120,275	321,260	307,257
Gross profit	145,705	135,685	377,324	331,526
Selling, general and administrative expenses	121,446	105,136	333,225	307,311
Operating income	24,259	30,549	44,099	24,215
Interest expense	1,327	1,492	4,717	6,263
Other income, net	248	169	55	65
Income before income taxes	23,180	29,226	39,437	18,017
Income tax expense	5,839	7,464	9,887	4,637
Net income	17,341	21,762	29,550	13,380
Less: Net loss attributable to noncontrolling interest	(18)	(69)	(152)	(197)
Net income attributable to controlling interest	$17,359	$21,831	$29,702	$13,577
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	32,660	32,494	32,618	32,447
Net income per share attributable to controlling interest	$0.53	$0.67	$0.91	$0.42
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,809	32,665	32,851	32,580
Net income per share attributable to controlling interest	$0.53	$0.67	$0.90	$0.42

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	January 30, 2022	January 31, 2021
Cash flows from operating activities:
Net income	$29,550	$13,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,225	28,520
Stock-based compensation	2,198	1,629
Deferred income taxes	(5,483)	(255)
Loss on disposal of property and equipment	398	324
Changes in operating assets and liabilities:
Receivables	(3,185)	(1,350)
Inventory	26,380	(1,203)
Prepaid expense & other assets	(2,438)	2,615
Software hosting implementation costs, net	(4,701)	(4,089)
Deferred catalog costs	1,004	167
Trade accounts payable	10,481	(1,464)
Income taxes payable	(765)	4,152
Accrued expenses and deferred rent obligations	9,865	7,719
Other	(845)	606
Noncash lease impacts	297	—
Net cash provided by operating activities	91,981	50,751
Cash flows from investing activities:
Purchases of property and equipment	(10,352)	(11,743)
Capital contributions towards build-to-suit stores	—	(520)
Principal receipts from available-for-sale security	147	131
Change in other assets	55	—
Net cash used in investing activities	(10,150)	(12,132)
Cash flows from financing activities:
Proceeds from line of credit	5,000	95,388
Payments on line of credit	(5,000)	(114,720)
Proceeds from delayed draw term loan	—	30,000
Payments on delayed draw term loan	(48,250)	(1,750)
Payments on TRI long term debt	(623)	(483)
Payments on finance lease obligations	(2,559)	(1,958)
Shares withheld for tax payments on vested restricted stock	(374)	(221)
Other	442	106
Net cash (used in) provided by financing activities	(51,364)	6,362
Increase in cash and cash equivalents	30,467	44,981
Cash and cash equivalents at beginning of period	46,584	1,603
Cash and cash equivalents at end of period	$77,051	$46,584

DULUTH HOLDINGS INC.

Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021
Net income	$17,341	$21,762	$29,550	$13,380
Depreciation and amortization	7,403	7,311	29,225	28,520
Amortization of internal-use software hosting subscription implementation costs	545	61	1,797	229
Interest expense	1,327	1,492	4,717	6,263
Income tax expense	5,839	7,464	9,887	4,637
EBITDA (non-GAAP)	$32,455	$38,090	$75,176	$53,029
Stock based compensation	586	366	2,198	1,629
Adjusted EBITDA (non-GAAP)	$33,041	$38,456	$77,374	$54,658

DULUTH HOLDINGS INC.

Free Cash Flow

(Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	January 30, 2022	January 31, 2021

Net cash provided by operating activities	$91,981	$50,751
Purchases of property and equipment	(10,352)	(11,743)
Capital contributions towards build-to-suit stores	—	(520)
Free Cash Flow (non-GAAP)	$81,629	$38,488

DULUTH HOLDINGS INC.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA

For the Fiscal Year Ended January 29, 2023

(Unaudited)

(Amounts in thousands)

	Low	High
Forecasted
Net income	$30,800	$33,500
Depreciation and amortization	32,200	32,600
Amortization of internal-use software hosting subscription implementation costs	3,000	3,200
Interest expense	4,750	4,450
Income tax expense	10,250	11,150
EBITDA (non-GAAP)	$81,000	$84,900
Stock based compensation	3,000	3,100
Adjusted EBITDA (non-GAAP)	$84,000	$88,000